EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, March 20, 2007

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp (812) 273-4949

Madison, Indiana − River Valley Bancorp ( NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.20 per share of its Common Stock for the quarter ending March 31, 2007. The annualized rate of the dividend reflects $0.80 per share.

The dividend record date will be as of March 30, 2007 and will be payable on April 13, 2007. This dividend represents the thirty-ninth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY.